EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:
Adolor Corporation	Signova (media)
Michael R. Dougherty	Linda Dyson (973) 761-4987
Senior Vice President, COO and CFO	Stern Investor Relations (investors)
(484) 595-1500	Lilian Stern ((212) 362-1200

ADOLOR CORPORATION REPORTS SECOND QUARTER 2003

FINANCIAL RESULTS

EXTON, Pa., August 7, 2003 — Adolor Corporation (Nasdaq: ADLR) today reported financial results for the three and six month periods ended June 30, 2003.

For the three months ended June 30, 2003, the Company reported a net loss of $11.5 million or $0.36 per basic and diluted share, compared to a net loss of $8.7 million or $0.28 per basic and diluted share in the three months ended June 30, 2002. For the six months ended June 30, 2003, the Company reported a net loss of $22.8 million or $0.72 per basic and diluted share, compared to a net loss of $28.3 million or $0.91 per basic and diluted share for the same period in 2002.

Contract, grant, license and milestone revenues for the quarter ended June 30, 2003 were $5.1 million, compared to $10.5 million in the second quarter of 2002. Revenues in both the 2003 and 2002 periods relate primarily to reimbursement of expenses pursuant to the Company’s collaboration agreement with Glaxo Group Limited (“Glaxo”) for the development and commercialization of alvimopan for certain indications. The Glaxo agreement was signed in April 2002, and revenues recognized in the second quarter of 2002 included $5.4 million and $3.4 million for reimbursement of expenses incurred in the second and first quarters of 2002, respectively, as the reimbursement provisions of the agreement were retroactive to January 1, 2002.

Research and development expenses in the second quarter of 2003 were $13.5 million, compared to $14.3 million for the same period in 2002. The decrease is primarily due to decreases in costs related to the clinical testing of alvimopan.

Marketing, general and administrative expenses decreased to $3.7 million in the second quarter of 2003 from $6.0 million in the same period in 2002, resulting principally from a decrease in financial advisory and legal fees. These fees were incurred in 2002 in connection with the execution of the Company’s collaboration agreement with Glaxo.

Contract, grant, license and milestone revenues for the six months ended June 30, 2003 were $11.8 million, compared to $10.8 million in the same period of 2002. This increase relates principally to amortization of the $50.0 million non-refundable signing fee received from Glaxo upon execution of the collaboration agreement in April 2002, as the Compnay recognized six months of amortization in 2003 as compared to three months of amortization in 2002.

Research and development expenses in the six months ended June 30, 2003 were $28.7 million, compared to $31.4 million for the same period in 2002. The decrease is primarily due to decreases in costs related to the clinical testing of alvimopan.

Marketing, general and administrative expenses decreased to $7.4 million in the first six months of 2003 from $10.1 million in the same period in 2002, resulting principally from a decrease in financial advisory and legal fees. These fees were incurred in 2002 in connection with the execution of the Company’s collaboration agreement with Glaxo.

As of June 30, 2003, Adolor had approximately $126.2 million in cash, cash equivalents and short-term investments.

About Adolor Corporation

Adolor Corporation is a development stage biopharmaceutical company specializing in the discovery, licensing, acquisition, development and commercialization of prescription pain management products. The Company has a number of small molecule product candidates that are in various stages of development ranging from preclinical studies to Phase 3 clinical trials. Adolor’s lead product candidate, alvimopan, is designed to selectively block the unwanted effects of opioid analgesics on the gastrointestinal tract. Alvimopan is a potential first-in-class compound that is being evaluated in acute and chronic indications, including the management of postoperative ileus and for reversal of the severe constipating effects associated with the chronic use of opioids. In April 2002, Adolor entered into a collaboration agreement with Glaxo Group Limited for the exclusive worldwide development and commercialization of alvimopan for certain indications.

This release, and oral statements made with respect to information contained in this release, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward looking statements include those which express plan, anticipation, intent, contingency or future development and/or otherwise are not statements of historical fact. These statements are based upon management’s current expectations and are subject to risks and uncertainties, known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements. Such known risks and uncertainties relate to, among other factors: Adolor’s history of operating losses since inception and its need for additional funds to operate its business; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; the risk that clinical trials for Adolor’s product candidates, including alvimopan, may not be successful; the risk that Adolor may not obtain regulatory approval for its products, whether due to adequacy of the development program, the conduct of the clinical trials, changing regulatory requirements, different methods of evaluating and interpreting data, or otherwise; Adolor’s reliance on its collaborators, including Glaxo Group Limited, in connection with the development and commercialization of Adolor’s product candidates; market acceptance of Adolor’s products, if regulatory approval is achieved; competition; and other risk factors detailed from time to time in reports filed by Adolor with the Securities and Exchange Commission.

Further information about these and other relevant risks and uncertainties may be found in Adolor’s filings with the SEC, including but not limited to Adolor’s Report on Form 10-K for the year ended December 31, 2002 filed March 18, 2003 and Adolor’s Report of Form 10-Q for the quarter ended March 31, 2003 filed May 14, 2003. We urge you to carefully review and consider the disclosures found in our filing which are available in the SEC EDGAR database at www.sec.gov and from Adolor at www.adolor.com. Given the uncertainties affecting pharmaceutical companies in the development stage, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Adolor undertakes no obligation to (and expressly disclaims any such obligation to) publicly update or revise the statements made herein or the risk factors that may relate thereto whether as a result of new information, future events, or otherwise.

        This press release is available on the website http://www.adolor.com.

_________________

[Financial data table follows]

ADOLOR CORPORATION
STATEMENTS OF OPERATIONS DATA
(Unaudited)

	FOR THE THREE MONTHS ENDED JUNE 30,		FOR THE SIX MONTHS ENDED JUNE 30,
	2003	2002	2003	2002
REVENUES
Contract, grant, license and milestone revenue	$5,119,839	$10,458,217	$11,756,905	$10,775,556
OPERATING EXPENSES
Research and development	13,528,103	14,308,548	28,675,214	31,379,701
Marketing, general and administrative	3,741,282	5,984,672	7,357,649	10,074,349

Total operating expenses	17,269,385	20,293,220	36,032,893	41,454,050

Operating loss	(12,149,546)	(9,835,003)	(24,275,988)	(30,678,494)
Interest income and other, net	658,110	1,108,595	1,455,054	2,360,023

Net loss	($ 11,491,436)	($ 8,726,408)	($22,820,834)	($28,318,471)

Basic and diluted net loss per share	($ 0.36)	($ 0.28)	($ 0.72)	($ 0.91)
Shares used in computing basic
and diluted net loss per share	31,591,557	31,196,620	31,556,625	31,176,001
	BALANCE SHEET DATA
	(Unaudited)

	JUNE 30,	DECEMBER 31,
	2003	2002

Cash, cash equivalents and
short-term investments	$126,221,959	$153,984,609
Working capital	112,881,414	140,290,044
Total assets	144,858,968	168,271,281
Total stockholders' equity	79,663,136	100,727,716